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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                               -----------------
                                  SCHEDULE TO
                            Tender Offer Statement
   Under Section 14(d)(1) or 13(e)(1) of the Securities Exchange Act of 1934
                               -----------------
                             Sunrise Medical, Inc.
                           (Name of Subject Company)
                               -----------------
                             V.S.M. Investors, LLC
                              V.S.M. Holdings, Inc.
                            V.S.M. Acquisition Corp.
                     (Name of Filing Persons ("Offerors"))

                    Common Stock, par value $1.00 per share
                        (Title of Class of Securities)

                                 867910-10-1
                     (CUSIP Number of Class of Securities)

                              James L. Elrod, Jr.
                             V.S.M. Investors, LLC
                          245 Park Avenue, 41st Floor
                              New York, NY  10167
                                (212) 351-1600
           (Name, Address and Telephone Number of Person Authorized
      to Receive Notices and Communications on Behalf of Filing Persons)
                               -----------------
                                   Copy to:

                              Peter Gordon, Esq.
                          Simpson Thacher & Bartlett
                             425 Lexington Avenue
                        New York, New York  10017-3954
                                (212) 455-2000

                           CALCULATION OF FILING FEE
                           -------------------------
       TRANSACTION VALUATION                     AMOUNT OF FILING FEE
       ---------------------                     --------------------
           Not Applicable                           Not Applicable

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[_]  Check the box if any part of the fee is offset as provided by Rule
     0-11[a][2] and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     Amount Previously Paid:

     Form or Registration No.:

     Filing Party:

     Date Filed:

[X] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

[_]  third-party tender offer subject to Rule 14d-1.
[_]  issuer tender offer subject to Rule 13e-4.
[_]  going-private transaction subject to Rule 13a-3.
[_]  amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: [_]

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                                 SIGNATURE

      After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

                                   V.S.M. INVESTORS, LLC

                                   By:  /s/ James L. Elrod, Jr.
                                       --------------------------
                                       Name:  James L. Elrod, Jr.
                                       Title:  Authorized Signatory

                                   V.S.M. HOLDINGS, INC.

                                   By:  /s/ James L. Elrod, Jr.
                                       --------------------------
                                       Name:  James L. Elrod, Jr.
                                       Title:  President

                                   V.S.M. ACQUISITION CORP.

                                   By:  /s/ James L. Elrod, Jr.
                                       --------------------------
                                       Name:  James L. Elrod, Jr.
                                       Title: President

Date:  October 17, 2000



















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